Exhibit 99.2


       HUGHES COMPLETES ACQUISITION OF PRIMESTAR MEDIUM-POWER DBS BUSINESS

                   DIRECTV SIGNS AGREEMENTS WITH MASTER AGENTS

                  EL SEGUNDO, CA, April 28, 1999 - Hughes Electronics Corporation today announced it has completed its acquisition of the PRIMESTAR medium-power direct broadcast satellite (DBS) business.

                  The acquisition of PRIMESTAR gives DIRECTV(R) -- a unit of Hughes Electronics and the nation's leading DBS service - the broadest distribution network in the DBS industry, combining DIRECTV's national network of consumer electronics retail store with PRIMESTAR's powerful rural and small urban-based distribution network. DIRECTV also immediately adds the increased revenues from PRIMESTAR's approximately 2.3 million subscribers to revenues from its existing 4.8 million subscribers.

                  As previously announced, the consideration Hughes is paying for PRIMESTAR's medium-power DBS business is comprised of 4,871,000 shares of General Motors Class H (GMH) common stock and $1.1 billion in cash.

                  PRIMESTAR subscribers will be seamlessly transitioned to DIRECTV's high-power service via PRIMESTAR's former national distribution network of agents, master agents and full-service providers.

                  "DIRECTV is a significant growth driver for Hughes and our acquisition of PRIMESTAR will increase DIRECTV's market share, and create value for all GMH Class H stockholders," said Michael T. Smith, chairman and CEO of Hughes. "We were the first to launch a high-power DBS business and this acquisition makes DIRECTV the nation's third-largest multichannel video distributor, putting us on par with the nation's largest cable operators."

                  "The closing of the PRIMESTAR acquisition gives us more than 7 million subscribers and significantly extends our industry leadership position," said Eddy W. Hartenstein, president of DIRECTV. "The completion of the PRIMESTAR acquisition makes it easier than ever before for consumers to get DIRECTV regardless of where they live. As DIRECTV service becomes more readily accessible to cable subscribers everywhere, we expect even more of them to switch to our service."

                  In a separate transaction, DIRECTV reached an agreement with Tele-Communications, Inc. (TCI) to acquire from TCI a customer call center in Boise, Idaho. The call center houses approximately 1,100 employees who provide customer care in support of PRIMESTAR's medium-power business. The transaction, which is subject to receipt of antitrust approval, is expected to close by mid-year.

                  In addition to completing the PRIMESTAR acquisition, DIRECTV has reached agreements with the four former master agents for PRIMESTAR to serve

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as master agents for DIRECTV. As master agents for DIRECTV, Metron Digital of
Knoxville, Tenn., CVS of Marion, Ind., Resource Electronics Office of Columbia, S.C. and RS&I of Idaho Falls, Idaho, are now distributing DIRECTV System equipment to PRIMESTAR's former national distribution network. Dealers have already begun selling and installing equipment and taking orders for DIRECTV programming from new subscribers.

                  DIRECTV will operate the PRIMESTAR medium-power business from PRIMESTAR's headquarters in Denver for approximately 24 months, during which time it will transition PRIMESTAR subscribers to DIRECTV. During this transition period, PRIMESTAR's former distribution and service network will continue to provide service to PRIMESTAR subscribers.

                  More than 870 PRIMESTAR employees have accepted employment with DIRECTV. "We welcome the PRIMESTAR management and employees to the DIRECTV family," commented Hartenstein. "PRIMESTAR employees have built a successful business, and they will now play an integral role in transitioning PRIMESTAR subscribers to DIRECTV and ensuring the continued growth of our industry."

                  Hughes announced in January 1999 an agreement with PRIMESTAR to acquire its medium-power DBS business and related Tempo high-power satellite assets. DIRECTV completed the first phase of the Tempo transaction in March when it acquired the Tempo I satellite. The second phase of the transaction - the acquisition of the in-orbit Tempo II satellite and 11 frequencies at the 119 degrees West Longitude orbital slot - remains subject to Federal Communications Commission (FCC) approval. DIRECTV will introduce new programming services from the in-orbit Tempo satellite upon completion of the transaction. FCC approval of the Tempo transaction is expected by mid-year.


The earnings of Hughes Electronics are used to calculate the earnings per share attributable to GMH (NYSE symbol) common stock. DIRECTV is the nation's leading direct broadcast satellite service with 4.8 million subscribers. DIRECTV is a registered trademark of DIRECTV, Inc., a unit of Hughes Electronics Corporation. Visit Hughes on the World Wide Web at www.hughes.com.


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